Exhibit 99.19

JOINT FILING AGREEMENT

THIS JOINT FILING AGREEMENT (this “Agreement”) is made and entered into as of this 28th day of February 2008, by and among Enrique Eskenazi, Sebastián Eskenazi, Matías Eskenazi Storey, Ezequiel Eskenazi Storey, Petersen Energía S.A. and Petersen Energía PTY LTD.

The parties to this Agreement hereby agree to prepare jointly and file timely (and otherwise to deliver as appropriate) all filings on any Form 3, 4 or 5 or Schedule 13D or 13G relating to their ownership (direct or otherwise) of any securities of YPF Sociedad Anónima, a corporation organized under the laws of Argentina, and any and all amendments thereto and any other document relating thereto (collectively, the “Filings”) required to be filed by them pursuant to the Securities Exchange Act of 1934, as amended. Each party to this Agreement further agrees and covenants to the other parties that it will fully cooperate with such other parties in the preparation and timely filing (and other delivery) of all such Filings.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

______________________________
Enrique Eskenazi	By: /s/ Mauro Renato José Dacomo
______________________________	Mauro Renato José Dacomo
Sebastián Eskenazi	Attorney-in-Fact
______________________________	By: /s/ Ignacio Cruz Morán
Matías Eskenazi Storey	Ignacio Cruz Morán
______________________________	Attorney-in-Fact
Ezequiel Eskenazi Storey	February 28, 2008

PETERSEN ENERGIA PTY LTD.
______________________________
By: Matías Eskenazi Storey
Title: Director

______________________________
By: Claudio Cánepa
Title: Director

PETERSEN ENERGIA S.A.
______________________________
By: Mauro Renato José Dacomo
Title: Consejero

______________________________
By: Ignacio Cruz Morán
Title: Consejero